SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
September 22, 2008

UNITED ENERGY CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-30841 (Commission File Number)	22-3342379 (IRS Employer Identification No.)

600 Meadowlands Parkway #20, Secaucus, New Jersey 07094 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (800) 327-3456

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 22, 2008, United Energy Corp. (the “Company”) entered into a Consulting Agreement with SIAR Capital, LLC (“SIAR”) pursuant to which the Company retained SIAR to provide management consulting services for a period of five (5) years commencing on September 22, 2008 unless extended by mutual written consent of the parties thereto.

The Chairman of the Company’s Board of Directors, Jack Silver, is the principal of SIAR. In addition, Adam Hershey and Peter Garson-Rappaport, who currently serve on the Board of Directors of the Company, are employed by SIAR.

As compensation for the consulting services, the Company has agreed to pay SIAR an amount equal to two percent of the annual increase in the market capitalization of the Company during each twelve month period of the consulting term, as determined by the average closing price for the thirty trading days preceding the end of each such twelve month period as compared to the higher of (i) the average closing price for the thirty trading days preceding the end of the prior twelve month period (the “Base Year”) and (ii) the highest average closing price for the thirty trading days preceding the end of any prior Base Year, except that the market capitalization at the commencement of the consulting term shall be based on a price of $.50 per share. The compensation payable to SIAR is limited to a maximum aggregate increase in market capitalization during the term of $200 million.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Consulting Agreement by and between the Company and SIAR Capital, LLC.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED ENERGY CORP.

Date: September 26, 2008	By:	/s/ Ronald Wilen
Name: Ronald Wilen
Title: Chief Executive Officer